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                                                                    Exhibit 23.2





                          Independent Auditors' Consent


The Board of Directors
Dime Bancorp, Inc.:

We consent to incorporation by reference in the Registration Statement, relating to the Dime Bancorp, Inc. Pride Shares II Program, on Form S-8 of Dime Bancorp, Inc. of our report dated January 20, 2000, except for note 23 and note 28, which are as of March 23, 2000, relating to the consolidated statements of financial condition of Dime Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 Annual Report on Form 10-K/A of Dime Bancorp, Inc.

                                    By:  /s/ KPMG LLP

                                         KPMG LLP

New York, New York
January 24, 2001